Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER RESULTS

Net earnings were $624 million

Earnings per share were $1.40

PLYMOUTH, MN, January 4, 2012 – The Mosaic Company (NYSE: MOS) reported second quarter fiscal 2012 net earnings of $624 million, compared to $1.0 billion in the prior year quarter. Second quarter fiscal 2011 included a $570 million after-tax gain, $1.27 per share, from the sale of the Fosfertil business. Excluding this gain from the prior year period, net earnings were up 37 percent year-over-year. Earnings per diluted share were $1.40 in the quarter compared to $2.29 in the quarter last year, or $1.02 excluding the gain from the sale of Fosfertil last year. Earnings per diluted share included $0.08 per share in foreign currency transaction gains in the 2012 quarter. Mosaic’s net sales in the second quarter of fiscal 2012 were $3.0 billion, a 13 percent increase from $2.7 billion in the same period last year, driven by improved pricing, partially offset by lower volumes.

“Our excellent results demonstrate the strength of underlying agricultural fundamentals combined with effective execution by our businesses,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “While we expect third quarter results to decline due to near-term macroeconomic uncertainty and cautious distributor purchasing behavior, we remain confident of the strong long-term demand prospects for our products. In this environment, we continue to focus on generating value by executing our strategy.

“We made substantial progress on our strategic priorities during the quarter. Our potash expansion initiative remains on track and on budget. We’ve completed a major phase of our Esterhazy K2 expansion that, when combined with the now certain reversion of the tolling agreement tonnes, increases our potash capacity by two million tonnes in calendar 2013. Our innovative premium phosphate product, MicroEssentials®, continues to take an increasing share of North American sales, adding value to farmers, distributors and shareholders. We also took steps toward optimizing our balance sheet, including the repurchase of nearly five percent of our outstanding shares.”

Mosaic’s gross margin for the second quarter of fiscal 2012 was $881 million, or 29.2 percent of net sales, compared to $768 million, or 28.7 percent of net sales, a year ago. Second quarter operating earnings were $797 million, an increase of 21 percent compared to $658 million a year ago. The increase in gross margin and operating earnings was driven primarily by higher selling prices partially offset by higher phosphate raw material costs and lower volumes.

Cash flow provided by operating activities in the second quarter of fiscal 2012 was $518 million compared to $532 million in the prior year. Capital expenditures totaled $387 million in the quarter. Mosaic’s total cash and cash equivalents were $3.6 billion and long-term debt was $1.0 billion at November 30, 2011, which excludes the $469 million of debt retired on December 1, 2011.

Business Highlights

•	Potash expansion projects continue to be on time and on budget.

•	Expansion capital spending was $267 million in the quarter.

•	The construction phase of the Esterhazy above-ground expansion was completed during the quarter.

•	The Company’s Board of Directors approved the next phase for the expansion program at the Belle Plaine solution mine.

•

South Fort Meade produced approximately 280,000 tonnes of phosphate rock during the quarter. Mosaic’s other Florida phosphate rock production remains strong, contributing to a total of 2.7 million tonnes mined during the quarter.

•	The Faustina ammonia plant was restarted during the quarter, and was fully operational as of the end of October.

•	The Company was included in the S&P 500 Index and conducted a targeted secondary offering of 20.7 million shares related to the inclusion in the Index.

•

Mosaic completed the repurchase of 21.3 million shares, approximately five percent of outstanding shares, at a price of $54.58, for $1.2 billion. This repurchase completes the disposition of the 157 million shares designated to be sold by Cargill and the MAC Trusts during the 15-month period following the May 25, 2011 split-off transaction. No additional shares are scheduled to be sold until mid- calendar 2013.

•	The Company issued $750 million of new debt, with an average yield of 4.2 percent, and called $469 million of outstanding debt bearing an interest rate of 7.625 percent.

•	Subsequent to quarter end, a settlement was reached on the potash tolling agreement dispute, resulting in an additional 1.3 million tonnes of peaking capacity for Mosaic beginning in January 2013.

Potash

Potash Results	2Q FY12 Actual	2Q FY12 Guidance
Average MOP selling price	$440	$440 to $465

Sales volume	1.8 million tonnes	1.7 to 2.1 million tonnes

Potash production	78% of operational capacity	80% to 90% of operational capacity

“Our Potash segment’s operating earnings grew 42 percent compared to the second quarter last year,” said Prokopanko. “While the seasonal lull has recently slowed sales, we expect record global shipments in 2012 and project a strong spring application season. Recent macroeconomic uncertainty has caused distributors around the world to become cautious and we anticipate significant sales volumes will be delayed until our fourth fiscal quarter. We currently maintain appropriate inventory levels and plan to produce at rates needed to satisfy expected demand in the second half of fiscal 2012.”

Net sales in the Potash segment totaled $839 million for the second quarter, up 20 percent compared to $699 million a year ago. Gross margin was $394 million, or 47 percent of net sales, compared to $285 million, or 41 percent of net sales, a year ago. Operating earnings were $358 million, up 42 percent compared to $252 million in the prior year. The increase in gross margin and operating earnings was primarily the result of higher year-over-year prices. Gross margin excluding resource taxes, a measure comparable to certain peer reporting, was 55 percent in the second quarter compared to 52 percent a year ago.

The second quarter average MOP selling price, FOB plant, was $440 per tonne, up from $331 a year ago. Sequentially, average MOP prices were down slightly, reflecting a three percent quarterly increase in domestic prices, offset by higher volumes through Canpotex where pricing declined two percent in the quarter. The Potash segment’s total sales volumes for the second quarter were 1.8 million tonnes, flat with last year.

Potash production was 1.8 million tonnes, or 78 percent of operational capacity, an increase from 1.7 million tonnes, or 74 percent of operational capacity, a year ago.

Phosphates

Phosphates Results	2Q FY12 Actual	2Q FY12 Guidance
Average DAP selling price	$611	$600 to $625

Sales volume	3.2 million tonnes	3.1 to 3.5 million tonnes

Processed phosphate production	86% of operational capacity	>85% of operational capacity

“Our Phosphates business increased our share of North American sales while generating higher sequential margins,” stated Prokopanko. “Last week, we announced a 250,000 tonne curtailment of our phosphate production over the next three months in response to the very cautious buyer behavior we’ve seen in the past weeks, and the resultant impact on near-term demand. Longer-term, we believe the phosphate market provides us with significant opportunities. Underlying agriculture fundamentals are strong and we expect 2012 global phosphate demand to set yet another record. We are expanding our production capabilities for our premium phosphate product, MicroEssentials®, which is delivering proven value to farmers and distributors, and is a clear differentiator for Mosaic.”

Net sales in the Phosphates segment were $2.2 billion for the second quarter, up 10 percent compared to $2.0 billion last year. Gross margin was $476 million, or 22 percent of net sales, compared to $476 million, or 24 percent of net sales, for the same period a year ago. Operating earnings were $432 million, up 7 percent compared to $402 million last year. The flat gross margin reflects higher prices, primarily offset by higher raw material costs. The Company estimates the Faustina outage increased raw material costs by approximately $30 million in the quarter. This higher cost was partially offset in other operating earnings by $20 million in a related insurance recovery.

The second quarter average DAP selling price, FOB plant, was $611 per tonne, compared to $461 a year ago. Phosphates segment’s total sales volumes were 3.2 million tonnes, compared to 3.7 million tonnes a year ago. Last year’s second quarter was an all-time record for sales volumes. Lower international sales were the largest contributor to the sales decline, primarily due to the timing of shipments to India. Mosaic estimates indicate capture of a record share of North American sales in the first half of fiscal 2012, and MicroEssentials® grew its share of North American sales to nine percent.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 86 percent of operational capacity, compared to 2.1 million tonnes, or 88 percent of operational capacity in the same period a year ago. North American phosphate rock production was 2.7 million tonnes during the second quarter compared to 2.5 million tonnes a year ago.

Other

Selling, general and administrative expenses (SG&A) were $101 million for the second quarter, an increase from $89 million a year ago, driven primarily by higher wages and benefits, as well as an increase in charitable contributions. Other operating income was $16 million for the second quarter compared to other operating expense of $21 million a year ago, and included the Faustina-related $20 million insurance recovery. Foreign currency transaction gain was $55 million for the second quarter compared to a loss of $31 million in the year ago period. Fluctuations were primarily driven by changes in the U.S. dollar to Canadian dollar exchange rate. Income tax expense was $231 million for the second quarter resulting in an effective tax rate of 27 percent, compared to $281 million, or 22 percent, for the same period last year.

Financial Guidance

Total sales volumes for the Potash segment are expected to range from 1.2 to 1.5 million tonnes for the third quarter of fiscal 2012. Mosaic’s realized MOP price, FOB plant, for the third quarter of fiscal 2012 is estimated to range from $430 to $460 per tonne.

Total sales volumes for the Phosphates segment are expected to range from 2.2 to 2.6 million tonnes for the third quarter of fiscal 2012. Mosaic’s realized DAP price, FOB plant, for the third quarter of fiscal 2012 is estimated to range from $530 to $560 per tonne. Segment margins in the third fiscal quarter are expected to decline sequentially driven by the combination of lower expected realized DAP prices, the lagging impact of prior raw material price increases and a planned reduction in production rates. Spot prices of raw materials have declined recently, and that trend is expected to benefit margins in the fourth fiscal quarter.

The third quarter operating rate in the Potash segment is expected to exceed 80 percent of operational capacity. The Company’s operating rate at its North American phosphate operations is expected to range from 70 to 80 percent of operational capacity during its third quarter, due to the previously announced 250,000 tonne reduction in finished phosphate production.

Previously disclosed 2012 guidance for capital spending, SG&A, Canadian resource taxes and royalties, and effective income tax rate have not changed:

•	Total capital spending for fiscal 2012 is expected to range from $1.6 to $1.9 billion.

•	SG&A are estimated to range from $400 to $430 million.

•	Canadian resource taxes and royalties are expected to range from $420 to $470 million.

•	The effective income tax rate is estimated in the upper 20 percent range.

Canadian resource taxes and royalties are included as a component of cost of goods sold in the Company’s consolidated income statement.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, January 5, 2012 at 8:30 a.m. EST to discuss second quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###

For the second quarter of fiscal 2012, the Company reported the following notable expense items:

Description	Segment	Line item	Amount (in millions)	EPS impact (fully diluted)
Insurance proceeds	Phosphates	Other operating expenses	$20	$0.03
Unrealized gain (loss) on derivatives	Potash	Cost of goods sold	(16)	(0.02)
PCS receivable write-off	Potash	Revenue	(5)	(0.01)

			(1)	(0.00)

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	November 30,		November 30,
	2011	2010	2011	2010
Net sales	$3,014.5	$2,674.8	$6,097.8	$4,863.1
Cost of goods sold	2,133.3	1,906.5	4,368.4	3,590.1

Gross margin	881.2	768.3	1,729.4	1,273.0
Selling, general and administrative expenses	100.6	89.3	201.7	177.4
Other operating (income) expense	(16.4)	20.8	1.1	27.1

Operating earnings	797.0	658.2	1,526.6	1,068.5
Interest income (expense), net	4.1	(5.6)	9.2	(12.6)
Foreign currency transaction gain (loss)	55.1	(30.9)	49.4	(28.9)
Gain on sale of equity investment	—	685.6	—	685.6
Other (expense)	(0.8)	(0.3)	(0.1)	(0.9)

Earnings from consolidated companies before income taxes	855.4	1,307.0	1,585.1	1,711.7
Provision for income taxes	230.7	281.3	435.8	390.9

Earnings from consolidated companies	624.7	1,025.7	1,149.3	1,320.8
Equity in net earnings of nonconsolidated companies	0.9	1.1	2.7	4.9

Net earnings including noncontrolling interests	625.6	1,026.8	1,152.0	1,325.7
Less: Net earnings attributable to noncontrolling interests	2.0	1.2	2.4	2.4

Net earnings attributable to Mosaic	$623.6	$1,025.6	$1,149.6	$1,323.3

Basic net earnings per share attributable to Mosaic	$1.41	$2.30	$2.58	$2.97

Diluted net earnings per share attributable to Mosaic	$1.40	$2.29	$2.58	$2.96

Basic weighted average number of shares outstanding	443.4	445.8	445.0	445.6
Diluted weighted average number of shares outstanding	444.7	447.3	446.3	447.1

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	November 30,	May 31,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$3,627.6	$3,906.4
Receivables, net	919.2	926.0
Inventories	1,206.7	1,266.4
Deferred income taxes	188.2	277.8
Other current assets	417.7	308.3

Total current assets	6,359.4	6,684.9
Property, plant and equipment, net of accumulated depreciation of $3,150.3 million and $2,975.8 million, respectively	6,975.0	6,635.9
Investments in nonconsolidated companies	439.3	434.3
Goodwill	1,830.1	1,829.8
Deferred income taxes	5.8	6.5
Other assets	192.7	195.5

Total assets	$15,802.3	$15,786.9

Liabilities and Equity
Current liabilities:
Short-term debt	$28.3	$23.6
Current maturities of long-term debt	513.5	48.0
Accounts payable	853.6	941.1
Accrued liabilities	635.1	843.6
Deferred income taxes	68.2	72.2

Total current liabilities	2,098.7	1,928.5
Long-term debt, less current maturities	1,008.9	761.3
Deferred income taxes	589.4	580.1
Other noncurrent liabilities	785.1	855.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of November 30, 2011 and May 31, 2011	—	—
Class A common stock, $0.01 par value, 275,000,000 shares authorized, 170,759,772 shares issued and 128,759,772 shares outstanding as of November 30, 2011 and 57,768,374 issued and outstanding as of May 31, 2011	1.3	0.6
Class B common stock, $0.01 par value, 200,000,000 shares authorized, 112,991,398 shares issued, none outstanding as of November 30, 2011 and 112,991,398 shares issued and outstanding as of May 31, 2011	—	1.1
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 308,688,617 shares issued and 296,650,155 shares outstanding as of November 30, 2011, 287,851,416 shares issued and 275,812,954 shares outstanding as of May 31, 2011	3.0	2.8
Capital in excess of par value	1,452.2	2,596.3
Retained earnings	9,435.5	8,330.6
Accumulated other comprehensive income	408.1	710.2

Total Mosaic stockholders’ equity	11,300.1	11,641.6
Noncontrolling interests	20.1	20.3

Total equity	11,320.2	11,661.9

Total liabilities and equity	$15,802.3	$15,786.9

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended November 30,		Six months ended November 30,
	2011	2010	2011	2010
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$625.6	$1,026.8	$1,152.0	$1,325.7
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	120.2	105.7	240.5	210.4
Deferred income taxes	76.8	36.5	129.4	6.1
Equity in loss (earnings) of nonconsolidated companies, net of dividends	0.2	2.0	0.9	(1.8)
Accretion expense for asset retirement obligations	7.0	7.2	14.1	14.3
Share-based compensation expense	3.2	3.0	17.0	16.1
Unrealized loss (gain) on derivatives	24.1	(22.3)	41.4	(6.6)
Gain on sale of equity investment	—	(685.6)	—	(685.6)
Other	(1.4)	(7.9)	(1.9)	(6.9)
Changes in assets and liabilities:
Receivables, net	(144.4)	(87.6)	(13.8)	(46.3)
Inventories, net	193.0	227.7	57.2	185.4
Other current and noncurrent assets	(101.1)	15.5	(99.6)	77.4
Accounts payable	(114.5)	26.5	(148.7)	(1.0)
Accrued liabilities and income taxes	(115.1)	(68.0)	(245.1)	48.2
Other noncurrent liabilities	(55.9)	(47.8)	(71.4)	(47.5)

Net cash provided by operating activities	517.7	531.7	1,072.0	1,087.9
Cash Flows from Investing Activities:
Capital expenditures	(387.1)	(291.0)	(778.5)	(585.7)
Proceeds from sale of equity investment	—	1,030.0	—	1,030.0
Restricted cash	2.6	(2.0)	1.1	(2.0)
Other	(0.1)	3.0	0.3	1.4

Net cash (used in) provided by investing activities	(384.6)	740.0	(777.1)	58.4
Cash Flows from Financing Activities:
Payments of short-term debt	(46.9)	(134.0)	(72.2)	(224.9)
Proceeds from issuance of short-term debt	61.6	112.6	76.9	196.3
Payments of long-term debt	(28.4)	(3.8)	(30.2)	(7.5)
Proceeds from issuance of long-term debt	741.4	0.7	746.7	0.7
Proceeds from stock options exercised	1.1	9.2	2.3	10.7
Repurchase of Class A common stock	(1,162.5)	—	(1,162.5)	—
Cash dividends paid	(22.3)	(22.3)	(44.7)	(44.6)
Other	(4.4)	7.4	(5.5)	6.1

Net cash used in financing activities	(460.4)	(30.2)	(489.2)	(63.2)
Effect of exchange rate changes on cash	(83.1)	55.2	(84.5)	53.3

Net change in cash and cash equivalents	(410.4)	1,296.7	(278.8)	1,136.4
Cash and cash equivalents—beginning of period	4,038.0	2,362.7	3,906.4	2,523.0

Cash and cash equivalents—end of period	$3,627.6	$3,659.4	$3,627.6	$3,659.4

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$13.9	$—	$—	$21.7
Income taxes (net of refunds)	185.4	229.3	335.5	306.5

Condensed Consolidated Financial Highlights

(dollars in millions)

The Mosaic Company	(unaudited)

	Three months ended November 30,		Increase/ (Decrease)		Six months ended November 30,		Increase/ (Decrease)
	2011	2010	Amount	%	2011	2010	Amount	%
Net sales:
Phosphates(a)	$2,178.8	$1,974.0	$204.8	10%	$4,398.7	$3,555.0	$843.7	24%
Potash	838.6	699.0	139.6	20%	1,711.5	1,320.9	390.6	30%
Corporate/Other(b)	(2.9)	1.8	(4.7)	NM	(12.4)	(12.8)	0.4	3%

	$3,014.5	$2,674.8	$339.7	13%	$6,097.8	$4,863.1	$1,234.7	25%

Gross margin:
Phosphates	$475.7	$476.3	$(0.6)	(0%)	$885.3	$721.2	$164.1	23%
Potash	393.7	285.2	108.5	38%	838.0	541.9	296.1	55%
Corporate/Other(b)	11.8	6.8	5.0	74%	6.1	9.9	(3.8)	(38%)

	$881.2	$768.3	$112.9	15%	$1,729.4	$1,273.0	$456.4	36%

Operating earnings (loss):
Phosphates	$431.6	$402.3	$29.3	7%	$764.8	$580.3	$184.5	32%
Potash	357.8	251.5	106.3	42%	759.8	469.5	290.3	62%
Corporate/Other(b)	7.6	4.4	3.2	73%	2.0	18.7	(16.7)	NM

	$797.0	$658.2	$138.8	21%	$1,526.6	$1,068.5	$458.1	43%

Depreciation, depletion and amortization:
Phosphates	$64.1	$58.5	$5.6	10%	$128.7	$119.6	$9.1	8%
Potash	53.5	44.7	8.8	20%	106.7	84.7	22.0	26%
Corporate/Other	2.6	2.5	0.1	4%	5.1	6.1	(1.0)	(16%)

	$120.2	$105.7	$14.5	14%	$240.5	$210.4	$30.1	14%

(a)

Includes PhosChem sales for its other member of $130 million and $119 million for the three months ended November 30, 2011 and 2010. Includes PhosChem sales for its other member of $364 million and $273 million for the six months ended November 30, 2011 and 2010. PhosChem is a consolidated subsidiary of Mosaic.

(b)	Includes elimination of intersegment sales.

Key Statistics

The Mosaic Company	(unaudited)

	Three months ended November 30,		Increase/ (Decrease)		Six months ended November 30,		Increase/ (Decrease)
	2011	2010	Amount	%	2011	2010	Amount	%
Sales volume (in thousands of metric tonnes):
Phosphates Segment
Phosphates
Crop Nutrients(a):
North America	893	972	(79)	(8%)	1,756	1,825	(69)	(4%)
International	994	1,264	(270)	(21%)	1,994	2,347	(353)	(15%)
Crop Nutrient Blends(b)	820	867	(47)	(5%)	1,615	1,567	48	3%
Feed Phosphates	147	149	(2)	(1%)	299	270	29	11%
Other (c)	342	421	(79)	(19%)	691	727	(36)	(5%)

Total Phosphates Segment(a)	3,196	3,673	(477)	(13%)	6,355	6,736	(381)	(6%)

Potash Segment
Potash
Crop Nutrients(d):
North America	525	910	(385)	(42%)	1,138	1,587	(449)	(28%)
International	1,055	737	318	43%	2,098	1,587	511	32%
Non agricultural	180	155	25	16%	345	306	39	13%

Total Potash Segment	1,760	1,802	(42)	(2%)	3,581	3,480	101	3%

Production volume (North America)
(in thousands of metric tonnes):
Phosphates(e)	2,083	2,139	(56)	(3%)	4,245	4,297	(52)	(1%)
Potash	1,805	1,678	127	8%	3,660	3,118	542	17%

Average selling price per tonne:
DAP(f)	$611	$461	$150	33%	$594	$447	$147	33%
Crop Nutrient Blends(b) (g)	581	459	122	27%	585	436	149	34%
MOP - North America(f) (i)	533	351	182	52%	526	354	172	49%
MOP - International(f)	393	281	112	40%	397	276	121	44%
MOP - Average(f)	440	331	109	33%	443	331	112	34%

Average cost per unit:
Ammonia (metric tonne)	$579	$361	$218	60%	$566	$376	$190	51%
Sulfur (long ton) (North America)	237	134	103	77%	234	143	91	64%

Canadian resource taxes and royalties(h)	$67	$79	$(12)	(15%)	$163	$131	$32	24%

(a)	Phosphates volumes represent dry product tonnes. Excludes tonnes sold by PhosChem for its other member.
(b)	The average product mix for blends (by volumes) contains approximately 50% phosphate, 25% potash and 25% nitrogen, although this mix can differ based on seasonal and other factors.
(c)	Other volumes are primarily single superphosphate, potash and nitrogen products sold outside North America.
(d)	Potash volumes include intersegment sales, and exclude tonnes mined under a third party tolling arrangement.
(e)	Includes crop nutrient dry concentrates and animal feed ingredients.
(f)	FOB plant, sales to unrelated parties.
(g)	FOB destination.
(h)	Amounts in millions of U.S. dollars.
(i)	Prices exclude industrial and feed sales

Selected Non-GAAP Financial Measures and Reconciliations

The Mosaic Company	(unaudited)

Adjusted net earnings attributable to Mosaic

	Three Months ended November 30,		2011-2010
	2011	2010	Change	Percent
Net earnings attributable to Mosaic	$623.6	$1,025.6	$(402.0)	(39%)
After-tax gain from sale of Fosfertil	—	(570.1)	570.1

Adjusted net earnings attributable to Mosaic	$623.6	$455.5	$168.1	37%

Diluted net earnings per share	$1.40	$2.29	$(0.89)	(39%)
Diluted net earnings per share attributable to gain from sale of Fosfertil	—	1.27	(1.27)

Adjusted diluted net earnings per share	$1.40	$1.02	$0.38	37%

Diluted weighted average number of shares outstanding	444.7	447.3

The Company has presented above adjusted net earnings attributable to Mosaic which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted net earnings attributable to Mosaic is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Adjusted net earnings attributable to Mosaic provides a metric that the Company believes is helpful to investors in evaluating the Company’s performance as it excludes the onetime gain from the sale of Mosaic’s equity investment in Fosfertil. Adjusted net earnings attributable to Mosaic should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended November 30,
	2011	2010
Sales	$838.6	$699.0
Gross margin	393.7	285.2
Canadian resource taxes and royalties (“CRT”)	67.3	79.1

Gross margin, excluding CRT	$461.0	$364.3

Gross margin percentage, excluding CRT	55.0%	52.1%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (CRT) for its potash segment which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for the potash segment affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.